                                                                    Exhibit 99.2



                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following is a discussion of our results of operations and financial condition. This discussion should be read in conjunction with our consolidated financial statements and notes included elsewhere herein.

GENERAL

     The following general factors should be considered in analyzing our results of operations:

  Critical Accounting Policies and Estimates

     We base this discussion and analysis of results of operations, cash flow and financial condition on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. When we prepare these financial statements, we make estimates and judgments that affect the amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities that we report. On an on-going basis, we evaluate our estimates, including those related to bad debts, inventories, intangible assets, long-lived assets, income taxes, restructuring reserves, pensions and other post-retirement benefits, environmental and other contingencies and litigation. We consider market conditions, customers' demand for our products, historical trends and various other factors when we make judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates when different assumptions or conditions are considered. We believe the critical accounting policies impacted by our more significant judgments and estimates relate to inventory, long-lived assets, income taxes and retirement and pension plans.

          INVENTORY

     We reduce the inventory that we report on our financial statements for estimated obsolescence or unmarketable inventory. The amount of this reduction is equal to the estimated market value of our inventory less the cost of our inventory. We estimate market value based on assumptions about future demand and market conditions.

     During 2001, we changed our method of accounting for portions of raw materials, work-in-process and finished goods inventories from the last-in, first-out, or LIFO, method to the first-in, first-out, or FIFO, method. We believe the FIFO method better matches costs of inventories with revenues because copper prices have steadily declined since the mid 1990s, and the FIFO method will result in better matching of costs of inventories with revenues. We believe that the FIFO method also provides a more meaningful presentation of financial position because it reflects more recent costs in our balance sheet. Moreover, the change also conforms all of our raw materials, work-in-process and finished goods inventories to a single costing method. We applied this change in method of inventory costing retroactively by restating the prior years' financial statements. This increased (decreased) previously reported net income by $(0.7) million ($0.05 loss per diluted share) for 2001 and $3.2 million ($0.26 per diluted share) for 2000. The impact on the consolidated statement of income for the year ended December 31, 1999 was not material.

          LONG-LIVED ASSETS

     We estimate the depreciable lives of property, plant and equipment and review them for impairment if events or changes in circumstances indicate that we may not recover the carrying amount of an asset.

     Assets held for sale include the net assets of our unoccupied Greenville, Mississippi and Roxboro, North Carolina facilities. We have estimated the carrying value for these assets based on their appraised value less estimated costs to sell. Also included in assets held for sale is the net property, plant and equipment of Wolverine Ratcliffs, Inc., whose operations we decided to discontinue in 2001. We have estimated the carrying value for these assets based on our estimates of the net realizable value from the sale of these assets. Although we believe we have appropriately reduced the carrying values of all assets held for sale to their estimated recoverable amounts, net of disposal costs where appropriate, actual results could be different and our result of operations in future periods could reflect gains or losses on those assets.

     We assess the recoverability of our goodwill and other intangibles by estimating the fair value of these assets based on assumptions regarding estimated future cash flows and other factors. If these estimates or their related assumptions change in the future, we may be required to record impairment charges for these assets not previously recorded. On January 1, 2002, we adopted Statement of Financial Accounting Standards, commonly known as SFAS No. 142, Goodwill and Other Intangible Assets, and we will be required to analyze goodwill for impairment issues during the first six months of 2002, and then on a periodic basis thereafter. We have not yet determined the amount, if any, of goodwill impairment under the specific guidance of SFAS No. 142. However, any impairment charge resulting from the transitional impairment test would be recognized as a cumulative effect of a change in accounting principle. See also "-- Impact of Recently Issued Accounting Standards."

          INCOME TAXES

     We record the estimated future tax effects of temporary differences between the tax bases of assets and liabilities and the amounts reported in our consolidated balance sheets, as well as operating loss and tax credit carryforwards. The carrying value of our net deferred tax liability reflects our assumption that we will be able to generate sufficient future taxable income in certain tax jurisdictions, particularly in Canada, to realize our deferred tax assets. We considered carryback opportunities, reversing taxable temporary differences, future taxable income and ongoing prudent and feasible tax planning strategies when we assessed whether our deferred tax assets are realizable as of December 31, 2001. If our estimates and related assumptions regarding these factors change in the future, we may be required to record a valuation allowance against a portion of our deferred tax assets. This would result in additional income tax expense in our consolidated statement of operations.

     In addition, we operate within multiple taxing jurisdictions and are subject to audit in these jurisdictions. These audits can involve complex issues, which may require an extended period of time to resolve. We believe adequate provision for income taxes has been made for any potential audits.

          RETIREMENT AND PENSION PLANS

     We account for our defined benefit pension plans in accordance with SFAS No. 87, Employers' Accounting for Pensions, and we have significant pension benefit costs and credits that are developed from actuarial valuations. Inherent in these valuations are key assumptions including expected return on plan assets, and we are required to consider current market conditions in selecting these assumptions. In 2001, 2000 and 1999, we have assumed the expected long-term rate of return on plan assets to be 9.5%. The plan assets have earned a rate of return substantially less than 9.5% in 2001 and 2000. Should this trend continue, we would be required to reconsider our assumed expected rate of return on plan assets, and if we were to lower this rate, future pension costs would likely increase.

  Components of Cost of Goods Sold

     The cost of raw materials, principally copper, is a substantial portion of our cost of goods sold. The cost of raw materials, which fluctuates with the markets for raw material, are generally passed along to our customers. Accordingly, the rise and fall of copper prices and other metals affects the levels of our net sales and costs of goods sold, even in the absence of increases or decreases in business activity. The rise and fall of copper prices impacts our gross margin, calculated as gross profit as a percentage of net sales, but has little direct impact on our levels of gross profit.

  Variability of Wholesale Product Gross Profit

     Gross profit attributable to sales of our wholesale products has fluctuated and may continue to fluctuate substantially from period to period. Gross profit from sales of these products was $9.3 million in

2001, $12.6 million in 2000 and $12.2 million in 1999. Gross profit derived from the sale of wholesale products is mainly affected by changes in selling prices. Selling prices for these products are affected principally by general economic conditions, especially the rate of housing starts, industry competition and manufacturing capacity, industry production levels and other market factors. All of these factors are beyond our control.

  Impact of Product Mix

     Our products range from higher value-added and higher margin commercial products to commodity-type products such as wholesale tube products and rod and bar products. Our overall profitability from period to period is affected by the mix in sales within these categories. We have substantial sales in Canada, and our product mix in that market, as compared to the U.S. market, reflects a much higher percentage of our commodity-type products.

  Cyclical and Seasonal Nature of Demand

     Demand for our products, particularly our wholesale products, is cyclical and is significantly affected by changes in general economic conditions that affect our customers' markets. Demand in some industries to which we sell, including the residential air conditioning industry and, to a lesser extent, the commercial air conditioning industry, is also seasonal. Our sales to the residential air conditioning market are generally greater in the first and second quarters of the year and lower in the third and fourth quarters because manufacturers typically increase inventories in the early part of the year in anticipation of summer air conditioning sales and housing starts. In addition, sales of industrial tube are adversely affected in years with unusually cool summers.

DISCONTINUED OPERATIONS

     In December 2001, we made the decision to discontinue the operations of Wolverine Ratcliffs, Inc. We hold a 74.5% ownership interest in this business, which we jointly formed in 1999 with Ratcliffs-Severn, Ltd. The business, which was previously included in our rod, bar, strip and other reportable segments, produces both heavy-gauge and light-gauge copper and copper alloy strip used primarily by automotive, hardware and electrical equipment manufacturers. The strip business has been impacted by fundamental changes in the marketplace, including aggressive foreign competition for heavy-gauge strip and increasing preference by customers for extremely light-gauge strip which our facility is unable to produce efficiently without further substantial capital investment. We determined that because of these changing market conditions, the business was unlikely to produce an acceptable return on investment and shareholder value would be enhanced by exiting this business. The strip product line represented $48.9 million, or 7.7%, $79.9 million, or 11.4%, and $60.2 million, or 9.3%, of our total sales for the years ended 2001, 2000 and 1999, respectively. We have engaged a financial advisor to pursue opportunities to dispose of the strip business and we expect to sell or commence liquidation of this business by the end of the second quarter of 2002. Accordingly, we have classified certain assets of the discontinued operations in the consolidated balance sheets as of December 31, 2001 and 2000 as "assets held for sale" and have segregated the operating results and cash flows of the discontinued operations in the consolidated statements of operations and cash flows for 2001, 2000 and 1999.

     We recorded a pretax loss from discontinued operations of $11.9 million or $7.4 million after tax in 2001, pretax income of $1.3 million or $0.8 million after tax in 2000, and pretax income of $2.1 million or $1.4 million after tax in 1999. We recorded a pretax loss from the disposal of discontinued operations of $31.5 million, or $23.9 million after tax, in 2001, which included a $2.5 million ($1.6 million after tax) provision for estimated losses during the expected phase-out period. The loss on disposal of discontinued operations assumes approximately $10.0 million of pretax proceeds from the realization or sale of the assets of the business, net of our cash payments to settle the liabilities of the discontinued operations. The expected loss on disposal of Wolverine Ratcliffs, Inc. and the expected operating losses during the period from January 1, 2002 through April 30, 2002, or the phase-out period, are based on our best estimates of the most likely outcome, considering, among other things, our knowledge of valuations of strip production assets. However, the actual amounts ultimately realized on disposal and losses incurred during the expected phase-out period could differ materially from the amounts assumed in arriving at the loss on disposal. To the extent actual results differ from our estimate, the difference will be reported in discontinued operations in future periods.

RESULTS OF CONTINUING OPERATIONS

  Year Ended December 31, 2001, Compared with Year Ended December 31, 2000

     Consolidated net sales from continuing operations decreased by $38.4 million, or 6.2%, to $583.1 million for the year ended December 31, 2001 from $621.5 million for the year ended December 31, 2000. Pounds shipped decreased by
26.7 million pounds, or 8.0%, to 308.2 million in 2001 from 334.8 million in 2000. Sales decreased due to lower fabrication revenues, primarily related to lower volumes of fabricated products, industrial tube and technical tube sold and to a lesser extent the decrease in average COMEX copper prices in 2001 as compared to 2000. These declines in sales were partially offset by sales from the addition of our metal joining products business, or Wolverine Joining Technologies, and sales generated by our distribution center in The Netherlands, both of which we acquired in September 2000. The average COMEX copper price for 2001 was $0.73 per pound, as compared to $0.84 per pound in 2000.

     Pounds of commercial products shipped decreased by 27.7 million pounds, or 11.6%, to 210.3 million in 2001 from 238.0 million in 2000. This decrease in shipments was primarily due to decreased demand for industrial tube used in the residential air conditioning industry, as well as decreased shipments of fabricated products and technical tube, reflecting a weak economy and a relatively cool summer in North America. Lower alloy tube shipments primarily resulted from our product rationalization efforts to enhance the operating results of this product by discontinuing some of our lower margin products. Sales of commercial products decreased $43.2 million, or 8.9%, to $444.2 million in 2001 from $487.4 million in 2000. This decrease in sales was attributable to decreased fabrication revenues, primarily related to lower volumes of fabricated products, industrial tube, technical tube and alloy tube and lower average COMEX copper prices in 2001. The decrease in sales was partially offset by the addition of sales of metal joining products for the full year of 2001 as compared to sales of metal joining products for only the last quarter of 2000. Gross profit from commercial products decreased by $19.8 million, or 28.4%, to $50.1 million in 2001 from $70.0 million in 2000. Excluding the effect of $1.4 million of charges recorded in 2001 related to the write-down of slow-moving or obsolete inventory, gross profit for commercial products decreased by $18.5 million, or 26.4%, to $51.5 million in 2001 from $70.0 million in 2000. The decrease in gross profit for commercial products was primarily attributable to decreased shipments of fabricated products, technical tube and industrial tube.

     Pounds of wholesale products shipped increased by 8.5 million pounds, or 12.5%, to 76.3 million in 2001 from 67.8 million in 2000. We believe that shipments were positively impacted by an increase in housing starts and lower interest rates. Sales of wholesale products remained basically flat, increasing $0.6 million, or 0.6%, to $97.6 million in 2001 from $97.0 million in 2000, reflecting aggressive and competitive pricing as well as lower average COMEX copper pricing in 2001. Gross profit from wholesale products decreased $3.3 million, or 26.2%, to $9.3 million in 2001 from $12.6 million in 2000, due to an increase in the relative amount of our fixed costs attributed to this segment as sales volumes in other segments declined.

     Pounds of rod, bar and other products shipped decreased by 7.4 million pounds, or 25.7%, to 21.5 million in 2001 from 29.0 million in 2000, primarily due to the weak economy which had a particularly negative impact on the heavy industrial applications of rod and bar products. Sales of rod, bar and other products increased $4.3 million, or 11.6%, to $41.3 million in 2001 from $37.1 million in 2000. Sales increased approximately $15.0 million due to sales generated by our distribution center in The Netherlands. This increase in sales was partially offset by a decrease in fabrication revenues for rod and bar products due to competitive pricing and a decrease in average COMEX copper pricing in 2001. Gross profit from rod, bar and other products increased $0.3 million, or 11.5%, to $2.8 million in 2001 from

$2.5 million in 2000, due to the operating results of the distribution center in The Netherlands offset by a decline in the volume of rod and bar products shipped.

     Consolidated gross profit decreased $22.9 million, or 26.9%, to $62.2 million in 2001 from $85.1 million in 2000. In 2001, unusual charges of $1.4 million were recognized in cost of goods sold. These charges related to realized and anticipated reductions in demand for our products and were for the write-down of slow-moving or obsolete inventory. Excluding the effect of these charges, consolidated gross profit decreased $21.5 million, or 25.3%, to $63.6 million in 2001 from $85.1 million in 2000. Gross profit in 2001 decreased primarily due to lower shipments of fabricated products, technical tube and industrial tube. Additionally, gross profit was negatively impacted by approximately $3.4 million of higher healthcare costs and by approximately $3.4 million in higher energy costs for 2001.

     Consolidated selling, general and administrative expenses for the year ended December 31, 2001 remained relatively flat, increasing by $0.3 million, or 0.9%, to $32.3 million, from $32.0 million in 2000. Consolidated selling, general and administrative expenses were approximately five percent of sales for both 2001 and 2000. Excluding the selling, general and administrative expenses of Wolverine Joining Technologies and the distribution center in The Netherlands, both of which we acquired in September 2000, selling, general and administrative expenses decreased approximately 6.0% or $1.9 million, primarily due to a $1.5 million reduction in incentive compensation, partially offset by a $1.0 million increase in legal expenses.

     Operating income from continuing operations decreased $24.8 million to $28.4 million for the year ended December 31, 2001, from $53.2 million in 2000. In 2001, restructuring and other charges of $1.5 million were recognized, as described in the "Restructuring and Other Charges" section below, as well as the previously described $1.4 million of unusual charges that were recognized in cost of goods sold. Excluding the effect of the unusual charges to cost of goods sold and restructuring and other charges recorded in 2001, income from continuing operations decreased 41.0% to $31.4 million in 2001 from $53.2 million in 2000.

     Consolidated net interest expense increased $0.9 million to $13.1 million in 2001 from $12.2 million in 2000. There was an average of $86.7 million in outstanding borrowings and obligations under our existing revolving credit facility during 2001 as compared to an average of $46.7 million during 2000. This increase was attributable to the funding of our capital programs as well as our acquisition of Wolverine Joining Technologies in September 2000. The average interest rate under our existing revolving credit facility was 5.5% for 2001 versus 7.0% for 2000. Interest expense in 2001 is net of interest income of $0.6 million and capitalized interest of $1.1 million, and interest expense in 2000 is net of interest income of $1.2 million and capitalized interest of $1.3 million. Interest expense also is net of interest allocated to the discontinued operations of Wolverine Ratcliffs, Inc. which was $1.3 million in 2001 and $0.5 million in 2000.

     Amortization and other, net was $0.4 million of income in 2001, as compared to $0.4 million of expense in 2000. Amortization and other, net in 2001 included $0.5 million of foreign currency gains, as compared to $0.1 million of foreign currency gains in 2000. These foreign currency gains are largely attributable to fluctuations in the Canadian to U.S. dollar exchange rate. Amortization and other, net in 2001 also included $0.6 million of income related to the administration and collection of receivables sold to us by our discontinued operations. Amortization expense was $0.7 million in 2001, as compared to $0.4 million in 2000.

     The effective tax rate for continuing operations for 2001 was 27.5%, as compared to 36.1% in 2000. Excluding the effect of a $0.4 million non-recurring tax benefit that we recorded for our Canadian operations in the first quarter of 2001 and a tax benefit of $1.1 million resulting from the recognition of charges in cost of goods sold and restructuring and other charges, the effective tax rate applicable to continuing operations would have been 31.3% in 2001, as compared to 36.1% in 2000. The decrease in the effective tax rate in 2001 resulted from more income from foreign tax jurisdictions which had lower statutory tax rates.

     Consolidated income from continuing operations in 2001 decreased by $14.5 million to $11.4 million, or $0.91 per diluted share, from $25.9 million, or $2.08 per diluted share, in 2000. Excluding the unusual charges totaling $2.9 million or $1.8 million net of tax that we recognized in 2001, consolidated income and diluted earnings per share from continuing operations for 2001 was $13.3 million or $1.05 per diluted share.

  Year Ended December 31, 2000, Compared with Year Ended December 31, 1999

     Consolidated net sales from continuing operations increased by $35.3 million, or 6.0%, to $621.5 million for the year ended December 31, 2000, from net sales of $586.2 million in 1999. Pounds shipped decreased 3.7 million pounds, or 1.1%, to 334.8 million in 2000 from 338.6 million in 1999 due to a significant decline in wholesale product shipments. Sales increased as a result of a richer mix of products sold, which included increased fabrication revenues for technical tube and industrial tube, the addition of sales of metal joining products and to a lesser extent the increase in average COMEX copper prices in 2000 as compared to 1999. The average COMEX copper price increased by $0.12 per pound to $0.84 per pound in 2000, from $0.72 per pound in 1999.

     Pounds of commercial products shipped increased by 13.3 million pounds, or 5.9%, to 238.0 million in 2000 from 224.7 million in 1999. This increase in shipments was primarily due to increased volumes of technical tube used in the commercial air conditioning industry and industrial tube used in the residential air conditioning industry. Sales of commercial products increased $50.7 million, or 11.6%, to $487.4 million in 2000 from $436.7 million in 1999. The increase in sales was attributable to increased fabrication revenues for technical and industrial tube resulting primarily from higher volumes, as well as the addition of sales of metal joining products, namely brazing alloys, fluxes and solders. Higher average COMEX copper pricing in 2000 increased sales. Gross profit from commercial products increased by $19.5 million, or 38.7%, to $70.0 million in 2000 from $50.4 million in 1999. Excluding the effect of $4.2 million of charges recorded in 1999 related to the write-down of inventory and other assets, gross profit increased by $15.4 million, or 28.2%, to $70.0 million in 2000 from $54.6 million in 1999. The increase in gross profit from commercial products was primarily attributable to the increased volumes of technical and industrial tube sold as well as the addition of sales of metal joining products.

     Pounds of wholesale products shipped decreased by 19.6 million pounds, or 22.4%, to 67.8 million in 2000 from 87.5 million in 1999. We believe that shipments in 2000 were negatively impacted by higher interest rates, which caused a slowdown in the residential construction markets in both the United States and Canada. This adversely affected both demand and pricing for wholesale products. Sales of wholesale products decreased $21.8 million, or 18.4%, to $97.0 million in 2000 from $118.8 million in 1999, reflecting lower shipments and pricing, partially offset by higher average COMEX copper pricing in 2000. Gross profit from wholesale products increased $0.4 million, or 3.2%, to $12.6 million in 2000 from $12.2 million in 1999. Excluding the effect of $1.2 million of charges recorded in 1999 related to the write-down of inventory and other assets, gross profit decreased $0.8 million, or 5.8%, to $12.6 million in 2000 from $13.4 million in 1999.

     Pounds of rod, bar and other products shipped increased 2.6 million pounds, or 9.8%, to 29.0 million in 2000 from 26.4 million in 1999. Sales of rod, bar and other products increased $6.4 million, or 20.9%, to $37.1 million in 2000 from $30.7 million in 1999. The increase in sales was attributable to the increased fabrication revenues due primarily to an increase in shipments as well as higher average COMEX copper pricing in 2000. Gross profit from rod, bar and other products increased $1.6 million to $2.5 million in 2000 from $0.9 million in 1999. This improvement in gross profit was due primarily to increased volumes of rod and bar products sold and cost reductions in the manufacture of these products.

     Consolidated gross profit increased $21.5 million, or 33.8%, to $85.1 million in 2000 from $63.6 million in 1999. In 1999, we recognized unusual charges of $5.4 million (as restated) in cost of goods sold. These charges primarily consisted of $3.7 million related to obsolete inventory, $0.8 million net book value of idled and obsolete machinery and equipment and $0.9 million of other charges related to the realignment of our manufacturing operations. Excluding the effect of these charges, as adjusted, consolidated gross profit increased $16.1 million, or 23.4%, to $85.1 million in 2000 from $69.0 million in 1999. We were able to largely offset overall cost increases in 2000 through our cost reduction efforts and capital improvement programs, but gross profit in 2000 was negatively impacted by higher energy and transportation costs of $1.9 million and higher employee healthcare costs of $0.8 million.

     Consolidated selling, general and administrative expenses increased $1.7 million, or 5.4%, to $32.0 million for the year ended December 31, 2000, from $30.3 million in 1999. This increase was primarily the result of increased employee compensation expenses relating to performance incentives and relocation costs of approximately $1.3 million and approximately $0.6 million of costs due to the addition of Wolverine Joining Technologies in the fourth quarter of 2000.

     Operating income from continuing operations increased $39.8 million to $53.2 million for the year ended December 31, 2000, from $13.4 million in 1999. In 1999, restructuring and other charges of $19.9 million were recognized, as described in the "Restructuring and Other Charges" section below, as well as the previously described $5.4 million of charges that were recognized in cost of goods sold. Excluding the effect of the unusual charges recorded in 1999, income from operations increased $14.5 million, or 37.5%, to $53.2 million in 2000 from $38.7 million in 1999.

     Consolidated net interest expense was $12.2 million in both 2000 and 1999. There were an average of $46.7 million in outstanding borrowings and obligations under our existing revolving credit facility during 2000 as compared to an average of $52.2 million during 1999. Interest expense in 2000 is net of interest income of $1.2 million and capitalized interest of $1.3 million and interest expense in 1999 is net of interest income of $2.9 million and capitalized interest of $0.3 million. The average interest rate under our existing revolving credit facility was 7.0% for 2000 versus 8.6% for 1999. Interest expense is also net of interest income from loans to the discontinued operations of Wolverine Ratcliffs, Inc. which was $0.5 million in 2000 and $0.2 million in 1999.

     Amortization and other, net was $0.4 million in 2000, as compared to $1.7 million in 1999. Amortization and other, net included $0.1 million of foreign currency gains, as compared to a $1.0 million foreign currency loss in 1999. These foreign currency gains and losses are largely attributable to fluctuations in the Canadian to U.S. dollar exchange rate.

     For the year ended December 31, 1999, we recognized a tax benefit of $9.6 million resulting from the recognition of unusual charges recorded in 1999. Excluding the effect of the tax benefit and the related unusual charges, the effective tax rate for continuing operations would have been 36.1% in 2000 and 34.7% in 1999.

     Consolidated income from continuing operations increased by $25.5 million to $25.9 million, or $2.08 per diluted share, from $0.4 million, or $0.01 per diluted share, in 1999. Excluding the unusual charges of $25.3 million or $15.8 million after tax in 1999, income from continuing operations for 1999 was $16.2 million and diluted earnings per share from continuing operations for 1999 were $1.20.

RESTRUCTURING AND OTHER CHARGES

  1999 Restructuring and Other Charges

     In 1999, we recognized restructuring and other charges of $19.9 million or $12.5 million net of tax. These charges included:

     - $10.0 million in expenses relating to the announced closing of our Roxboro, North Carolina facility completed in June 2000, of which $8.6 million related to the write-down of impaired assets;

     - $2.8 million related to the implementation of an indirect workforce reduction program of approximately 100 employees;

     - $3.6 million related to the write-off of impaired assets caused when relocated machinery from Roxboro displaced existing equipment and necessitated changes in production;

     - $1.9 million in expenses related to previously closed facilities, of which $1.8 million related to the write-down of impaired assets;

     - $0.8 million in expense related to the termination of an interest rate swap; and

     - $0.8 million in professional fees and other costs, primarily associated with acquisitions that were not completed.

     From October 1999 through December 31, 2001, we paid approximately $4.9 million in cash related to the restructuring. We believe the accrued restructuring costs of $0.1 million as of December 31, 2001 represent our remaining obligations. See Note 18 of the Notes to Consolidated Financial Statements.

     During the third quarter of 1999, we implemented an indirect workforce reduction program affecting approximately 100 employees. Each terminated employee's severance pay was, in general, calculated in accordance with our severance pay plan, which provides benefits to all eligible employees who have at least one year of service and who are terminated for reasons other than cause. At the end of the fourth quarter of 1999, the implementation of the indirect workforce reduction program was substantially complete. We realized cost savings of approximately $2.5 million in reduced salary and related expenses in 2000 as a result of this workforce reduction. Implementation of the workforce reduction program resulted in an approximate $2.8 million charge that was recognized in the third quarter of 1999. The primary components of this charge were $2.1 million in severance and vacation pay and $0.7 million in increased post-retirement medical and life insurance benefits.

  2001 Restructuring and Other Charges

     During the third quarter of 2001, we recognized restructuring and other charges of $1.5 million or $1.0 million net of tax. We accrued and charged to expense $1.1 million for severance benefits for approximately 40 salaried and hourly employees. We offered a voluntary separation program to employees at several of our facilities due to lack of demand for these facilities' products, the criteria for which were dependent on the employee's age, job duties and years of service. We separated these employees to reduce costs because we anticipated continued weakness in sales volumes and mix and reductions in capacity utilization. We also accrued and charged to expense a $0.2 million write-off of impaired assets and an additional $0.2 million write-off related to a previously closed facility. As of December 31, 2001, we had separated 40 employees and we believe the accrued restructuring costs of $0.3 million as of December 31, 2001 represent our remaining cash obligations. We expect to realize approximately $2.1 million or $1.3 million after taxes in reduced salary and related expenses per year as a result of the restructuring.

START-UP COSTS

     Effective January 1, 1999, we adopted Statement of Position 98-5, Reporting on the Costs of Start-Up Activities, or SOP 98-5, as issued by the American Institute of Certified Public Accountants, which requires that pre-operating costs related to start-up activities be expensed as incurred. In accordance with the provisions of SOP 98-5, we recognized a charge for the cumulative effect of a change in accounting principle of $8.0 million or $5.8 million after taxes. The implementation of SOP 98-5 required us to write-off the remaining deferred start-up costs relating primarily to our Roxboro, North Carolina; Jackson, Tennessee; and Shanghai, China facilities.

     Prior to January 1, 1999, we capitalized pre-operating costs related to the start-up of new operations to the extent that these costs:

          (i) could be separately identified and segregated from ordinary period costs;

          (ii) provided a quantifiable benefit to a future period; and

          (iii) were directly attributable to the quantifiable benefit within a relatively short period of time after the costs were incurred.

     These costs were comprised of expenditures such as payroll, travel and other costs incurred during the pre-operating period. The pre-operating period was defined as the period prior to the commencement of production. These capitalized costs were generally being amortized on a straight-line basis over a five-year period.

LIQUIDITY AND CAPITAL RESOURCES

     The primary sources of our liquidity for the years ended December 31, 2001, 2000 and 1999 were cash provided from continuing operating activities, cash on hand at the beginning of each year and borrowings under our existing revolving credit facility. The primary uses of our funds were for investments in our property, plant and equipment in 2001, 2000 and 1999, the discontinued operations of Wolverine Ratcliffs, Inc., the acquisition of Wolverine Joining Technologies in 2000 and the repurchase of 1.4 million shares of our common stock in 1999 and 2000.

     Net cash provided by continuing operating activities totaled $26.6 million for 2001, $46.6 million for 2000 and $16.0 million for 1999. The net reduction in operating cash flows in 2001 was primarily the result of less income in 2001 as compared to 2000 offset by the reduction in accounts receivable and accounts payable in 2001 relative to 2000. In 2000, improved earnings as compared to 1999 contributed to stronger reported operating cash flows.

     As of December 31, 2001, our existing revolving credit facility was scheduled to mature on April 30, 2002. Our existing revolving credit facility originally provided for a $200.0 million line of credit and a floating base interest rate that was LIBOR plus a specified margin of 0.25% to 1.00%. On August 8, 2001, we and our lenders agreed to amend and waive some of the financial covenants under our existing revolving credit facility and to increase our existing revolving credit facility's floating base interest rate to LIBOR plus a margin ranging from 0.75% to 2.00% for the second half of 2001.

     On February 4, 2002, we and our lenders executed a limited waiver, another amendment to our existing revolving credit facility's credit agreement and a security agreement. Under the terms of these documents, the lenders waived compliance with the financial covenants contained in our existing revolving credit facility from December 31, 2001 through April 16, 2002, and we agreed to limit borrowings under our existing revolving credit facility to an aggregate amount of $130.0 million, limit some of our non-operating activities, adjust the floating base interest rate on our existing revolving credit facility to LIBOR plus 3.00% and grant a security interest in all our U.S. accounts receivable and inventory to secure all new borrowings under our existing revolving credit facility after the date of the limited waiver.

     On February 28, 2002, we and our lenders executed a limited waiver of certain terms of the credit agreement governing our existing revolving credit facility. Under the terms of the waiver, the lenders waived our compliance with certain financial reporting and letter of credit requirements set forth in the credit agreement.

     As of December 31, 2001, we had approximately $103.0 million in outstanding borrowings and off-balance sheet obligations and approximately $27.0 million in additional borrowing capacity available under our existing revolving credit facility. As of December 31, 2000, we had approximately $85.0 million in outstanding borrowings and off-balance sheet obligations and approximately $115.0 million in additional borrowing capacity available under our existing revolving credit facility. Beginning April 30, 2001, we reclassified our outstanding borrowings under our existing revolving credit facility from long-term debt to current liabilities, which totaled $97.9 million as of December 31, 2001. See Note 8 of the Notes to Consolidated Financial Statements.

     We have summarized below our payment obligations under the terms of our existing contracts and commercial commitments as of December 31, 2001:

                                    PAYMENTS DUE OR COMMITMENTS EXPIRING IN PERIOD:
                              -----------------------------------------------------------
                                2002      2003     2004     2005    AFTER 2005    TOTAL
                              --------   ------   ------   ------   ----------   --------
                                                    (IN THOUSANDS)
Contractual obligations:
  Short-term debt...........  $ 99,590   $   --   $   --   $   --    $     --    $ 99,590
  Long-term debt............        --       --       --       --     150,000     150,000
  Operating leases..........     2,242    1,895    1,357    1,332       2,655       9,481
  Commitments for capital
     expenditures...........     2,125       --       --       --          --       2,125
                              --------   ------   ------   ------    --------    --------
Total contractual
  obligations...............  $103,957   $1,895   $1,357   $1,332    $152,655    $261,196
                              ========   ======   ======   ======    ========    ========
Other commercial
  commitments:
  Standby letters of
     credit.................  $  5,450       --       --       --          --    $  5,450
                              ========   ======   ======   ======    ========    ========

     The report of Ernst & Young LLP, our independent auditor, on our consolidated financial statements for the year ended December 31, 2001 includes an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern because we have material debt service obligations due in April 2002 and we have not secured replacement financing or an extension of our facility. Our auditors have advised us that if we obtain adequate replacement financing (such as those we are in the process of obtaining) to refinance the debt maturities coming due, the basis for our auditors' doubt regarding our ability to continue as a going concern should no longer exist. On that basis, our auditors have indicated that they expect to reissue their report, and the reissued report is expected to state that our auditors' substantial doubt about whether our company will continue as a going concern no longer exists.

     We are currently in the process of obtaining financing to replace our existing revolving credit facility which matures April 30, 2002. With this financing in place and with anticipated cash flow from our continuing operations, we believe that we will be able to satisfy our existing working capital needs, interest obligations, and capital expenditure requirements. There can be no assurance, however, that we will successfully complete the financial transactions we are pursuing. If we are unable to complete the financial transactions we are pursuing or if we are unable to meet our debt service obligations or fund our other liquidity needs, we could attempt to restructure or refinance our indebtedness or seek additional equity capital or we may be required to sell assets. Upon completion of the anticipated financing, we believe the basis for Ernst & Young's substantial doubt about our ability to continue as a going concern will no longer exist.

     Capital expenditures for continuing operations were $27.6 million in 2001, $31.7 million in 2000 and $23.1 million in 1999. We currently expect to spend approximately $15.0 to $17.0 million in 2002, with additional aggregate capital expenditures of approximately $42.0 million for 2003 and 2004. Our capital expenditures include asset replacement, environmental compliance and asset improvement items.

     Over the period from 1999 to 2000, we purchased 1,395,700 shares of our outstanding common stock in the open market for a total of $22.8 million. The impact on net diluted earnings per share of purchasing the shares, based on the weighted average borrowing rate under our existing revolving credit facility and the effective U.S. tax rate of each year, is a favorable per share impact of $0.04 for 2001 and $0.20 for 2000. In 1999, income per diluted common share decreased by an additional $0.09 per share. Under the stock repurchase program approved by our board of directors on April 6, 2000 and extended on February 23, 2001, we are authorized to purchase an additional 820,100 shares of our stock through the period ending March 31, 2002. Although we are authorized by our board of directors to purchase additional shares of stock, we do not intend to purchase any shares in 2002 and the terms of the financing we are seeking will limit our ability to make any such purchases.

     The ratio of current assets to current liabilities was 1.3 in 2001, 3.1 in 2000 and 3.3 in 1999, in each case calculated as of December 31. The current ratio decreased in 2001 over 2000 due to the reclassification of outstanding borrowings under our existing revolving credit facility from long-term debt to current liabilities. Assuming this offering had been completed on January 1, 2001, and giving effect to the application of the proceeds from this offering at that time, we would have had a current ratio in 2001 of 3.3. The current ratio decreased in 2000 over 1999 due primarily to increased accounts payable.

SENIOR NOTES DUE 2008

     In August 1998, we issued $150.0 million in principal amount of our 7 3/8% Senior Notes. Our 7 3/8% Senior Notes were issued pursuant to an indenture, dated as of August 4, 1998, between us and First Union National Bank, as trustee. We used the net proceeds from the sale of Our 7 3/8% Senior Notes to reduce borrowings by approximately $58.0 million under our existing revolving credit facility. We used the remaining net proceeds for capital expenditures, working capital and other general corporate purposes. Our 7 3/8% Senior Notes:

     - have interest payment dates on February 1 and August 1 of each year, which commenced February 1, 1999;

     - are redeemable at our option at a redemption price equal to the greater of (a) 100% of the principal amount of our 7 3/8% Senior Notes to be redeemed, or (b) the sum of the present value of the remaining scheduled payments of principal and interest thereon from the redemption date to the maturity date, discounted to the redemption date on a semiannual basis at the Treasury Rate plus 25 basis points, plus, in each case, accrued interest thereon to the date of redemption;

     - are our senior unsecured obligations and are equal priority in right of payment with any of our existing and future senior unsecured indebtedness, including the unsecured portion of our borrowings under our existing revolving credit facility;

     - are guaranteed by our subsidiaries, all of which are also guarantors under the notes being sold in connection with this offering; and

     - are subject to the terms of the indenture governing our 7 3/8% Senior Notes, which contains certain covenants that limit our ability to incur indebtedness secured by certain liens and to engage in sale/leaseback transactions.

DEBT CLASSIFICATION

     Our $150.0 million 7 3/8% Senior Notes due August 2008 are classified as non-current in our consolidated balance sheet at December 31, 2001. Under the provisions of the indenture agreement, the trustee can issue a default notice to us if we default on the payment of any other indebtedness with a principal balance greater than $10.0 million, or if we violate our covenants on other debt obligations and, as a result, there is an acceleration of the maturity date of the other obligations. Because of these provisions, if we are unable to refinance our outstanding obligations under our existing revolving credit facility (see Note 8 of the Notes to Consolidated Financial Statements) and are therefore unable to repay the remaining outstanding balance in full by its scheduled maturity in April 2002, our 7 3/8% Senior Notes could be called by the trustee in 2002. This would require us to reclassify the outstanding debt as current and would adversely affect our working capital and liquidity.

MARKET RISKS

     We are exposed to various market risks, including changes in interest rates, commodity prices and foreign currency rates. Market risk is the potential loss arising from adverse changes in market rates and prices. We do not enter into derivatives or other financial instruments for trading or speculative purposes.

In the ordinary course of business, we enter into various types of transactions involving financial instruments to manage and reduce the impact of changes in interest rates, commodity prices and foreign exchange rates.

  Interest Rate Risk

     The fair market value of long-term fixed interest rate debt is subject to interest rate risk. Generally, the fair market value of fixed interest rate debt will increase as interest rates fall and decrease as interest rates rise. The estimated fair value of our total long-term debt as of December 31, 2001 was $127.5 million, as compared to $130.4 million as of December 31, 2000. A 1% increase from prevailing interest rates would result in a decrease in fair value of our total long-term debt by approximately $6.1 million as of December 31, 2001 and $7.0 million as of December 31, 2000. Conversely, interest rate changes generally do not affect the fair market value of variable rate debt but will impact future earnings and cash flows assuming all other factors are held constant. The annual pretax earnings and cash flow impact resulting from a 1% increase in interest rates based on the amount of outstanding debt and the interest rates in effect as of December 31, 2001 would be approximately $1.0 million.

  Commodity Price Risk

     In connection with the sale of some raw materials, principally copper, we have entered into commodity forward contracts as we deemed appropriate to reduce the risk of price increases with respect to both firm price sale commitments and anticipated sales. These forward contracts are accounted for in accordance with SFAS No. 133 (subsequently amended by SFAS No. 137 and 138) Accounting For Derivative Instruments and Hedging Activities. As of December 31, 2001, we had entered into contracts hedging the raw material requirements for committed and anticipated future sales through December 2003 having a notional value of $46.1 million. As of December 31, 2000, we had entered into contracts hedging the raw material requirements for committed and anticipated future sales through December 2001 having a notional value of $32.7 million. The estimated fair value of these outstanding contracts was approximately $3.9 million as of December 31, 2001 and $0.9 million as of December 31, 2000. A 10.0% adverse change in commodity prices would decrease the estimated fair value of these outstanding contracts by $4.2 million and $3.2 million at December 31, 2001 and December 31, 2000, respectively.

     In connection with the purchase of natural gas, we have entered into commodity futures contracts for natural gas to reduce our risk of future price increases. These contracts are accounted for in accordance with SFAS No. 133 and accordingly, realized gains and losses are recognized when the hedged natural gas purchases occur and are recognized in cost of goods sold. Unrealized gains and losses are recognized as a component of other comprehensive income. As of December 31, 2001, we had commodity futures contracts to purchase natural gas for the period February 2002 through October 2002 with a carrying amount of $1.4 million and an unrealized loss of $0.2 million, based on futures prices as of December 31, 2001. As of December 31, 2000, we had commodity options to purchase natural gas for the period January 2001 through March 2001 with an open position of $0.3 million and an unrealized gain of $0.2 million, based on futures prices as of December 31, 2000. The effect of a 10.0% adverse change in commodity prices as of December 31, 2001 for these futures contracts would result in a potential loss in fair value of approximately $0.1 million.

  Foreign Currency Risk

     Some of our operations use foreign exchange forwards to hedge fixed purchase and sales commitments denominated in a foreign currency. Our foreign currency exposures relate primarily to nonfunctional currency assets and liabilities denominated in euros and British pounds.

     We do not enter into forward exchange contracts for trading purposes. Realized gains and losses on the contracts are included in other income and expense. We mitigate the risk that the parties with whom we enter into these over-the-counter agreements will fail to perform by only entering into agreements with major international financial institutions.

     As of December 31, 2001, we had forward exchange contracts outstanding to purchase foreign currency with a notional amount of $1.4 million and to sell foreign currency with a notional amount of $1.0 million. As of December 31, 2001, we had an unrealized loss of $9,334 associated with these forward contracts. The potential loss in fair value for these forward contracts from a hypothetical 10.0% adverse change in quoted foreign currency exchange rates would be approximately $0.2 million.

     As of December 31, 2000, we had forward exchange contracts outstanding to purchase foreign currency with a notional amount of $3.2 million and to sell foreign currency with a notional amount of $1.9 million. As of December 31, 2000, we had an unrealized loss of $16,800 associated with these forward contracts. The potential loss in fair value for these forward contracts from a hypothetical 10.0% adverse change in quoted foreign currency exchange rates would be approximately $0.5 million.

ENVIRONMENTAL

     Our facilities and operations are subject to extensive environmental laws and regulations. During the year ended December 31, 2001, we spent approximately $0.4 million on environmental matters, which include remediation costs, monitoring costs and legal and other costs. We have a reserve of $1.9 million for environmental remediation costs which is reflected in our consolidated balance sheet for the year ended December 31, 2001. We have approved and intend to spend $0.9 million for capital expenditures relating to environmental matters during 2002. Based on currently available information, we believe that the costs of the environmental matters described below are not reasonably likely to have a material adverse effect on our business, financial condition or results of operations.

  Oklahoma City, Oklahoma

     We are one of a number of Potentially Responsible Parties, commonly referred to as PRPs, named by the United States Environmental Protection Agency, commonly referred to as the EPA, with respect to the soil and groundwater contamination at the Double Eagle Refinery Superfund site in Oklahoma City, Oklahoma. The costs associated with the cleanup of this site will be entirely borne by the PRPs, because the site owner has filed for bankruptcy protection. In March 1993, twenty-three PRPs named with respect to the soil and groundwater contamination of the site, including us, submitted a settlement offer to the EPA. On June 15, 2001, we received a final proposed Administrative Order on Consent from the EPA. On July 30, 2001, we agreed to this order with the EPA and submitted the required documentation. The order provides for each PRP's liability to be limited to a pro rata share of an aggregate amount based on the EPA's worst-case cost scenario to remediate the site. Under the order, our settlement amount is estimated to be $0.4 million.

  Decatur, Alabama

     In 1999, we negotiated a new Consent Order under Section 3008(h) of the Resource Conservation and Recovery Act. This order incorporated the Corrective Measures Study, commonly referred to as the CMS, submitted to the EPA regarding a waste burial site at the Decatur, Alabama facility. The order also included an upgrade to an existing chrome groundwater remediation system. The CMS proposed current monitoring and site maintenance. The estimated remaining monitoring, legal, and other costs related to the ground water remediation project are $0.8 million. Part of the ground water contamination plume is underneath a section of property not owned by us. There are monitoring wells and recovery wells on this property. However, these wells have not been activated because the level of contamination currently is below regulated levels. To date, we have not received or been threatened by any claim from the owner of this property. If the owner of this property does make a claim, we could incur additional costs.

     On May 31, 2001, the EPA ordered modifications to the previously approved CMS and operations and maintenance plan to include continued monitoring of the burial site and the development of a contingency plan if contamination is detected. In addition, the EPA requested that we have a deed restriction placed on the burial site area to restrict any future development. We filed a deed restriction on 4.35 acres of the 165 acre manufacturing facility site in February 2002. The cost to us to comply with the

CMS, as currently approved, is not expected to have an adverse effect on our business, financial condition or results of operations.

     In July of 2000, we notified the Alabama Department of Environmental Management that we detected low levels of volatile organic compounds and petroleum hydrocarbons in the groundwater at the Decatur, Alabama facility during the expansion of the facility. We expect to further define the extent of any contamination and execute any necessary remedies once construction in the area is completed. On June 13, 2001, we received a letter from the department stating that a preliminary assessment would not be conducted until 2002. We may voluntarily institute a pump and treat system in order to remediate the contamination.

  Ardmore, Tennessee

     On December 28, 1995, we entered into a Consent Order and Agreement with the Tennessee Division of Superfund, or Tennessee Division, relating to the Ardmore, Tennessee facility, under which we agreed to conduct a preliminary investigation on whether volatile organic compounds detected in and near the municipal drinking water supply are related to the Ardmore facility and, if necessary, to undertake an appropriate response. That investigation has revealed contamination, including elevated concentrations of volatile organic compounds, in the soil in areas of the Ardmore facility and also has revealed elevated levels of certain volatile organic compounds in the shallow residuum groundwater zone at the Ardmore facility.

     Under the terms of the order, we submitted a Remedial Investigation and Feasibility Study work plan, which was accepted by the Tennessee Division, and we have initiated this work plan. The Tennessee Division approved a Groundwater Assessment Plan as a supplement to the work plan, and additional groundwater sampling to determine the lateral and vertical extent of possible contamination began in July 2000. The data from the groundwater assessment, the subsequent risk assessment and a preliminary review of remedial alternatives will complete the work plan portion of the project. It is anticipated that the work plan will be submitted to the Tennessee Division by the end of the second quarter of 2002. A CMS will follow the work plan and will recommend any required remediation. On June 13, 2001, we purchased 22 acres immediately north of the Ardmore facility because of the potential migration of ground water contamination to this property. We believe that owning the property will reduce both potential liability and long-term remediation costs. We are proposing to the Tennessee Division that an interim corrective measure be implemented at the facility. The interim measure will consist of a system to extract water and vapors from the areas of highest concentration. The system can be expanded to conduct additional remediation if required. Based on recent testing efforts at the facility and the available information, we preliminarily estimate that it will cost between $0.5 million and $1.6 million to complete the investigation and develop the remediation plans for this site.

     The water currently delivered to residents by the municipality is treated prior to human consumption, and thus does not contain volatile organic compounds above acceptable drinking water standards. We do not know whether the municipality may have delivered untreated water to its water consumers. However, due to dilution with non-contaminated water, which we believe occurs in the operation of the municipal well system, we believe that it is unlikely that any consumer was exposed in the past to volatile organic compounds above acceptable drinking water standards. To date, we have not received or been threatened by any claim from the municipality or its residents with respect to the drinking water.

     A report of a 1995 EPA site inspection of the Ardmore facility recommended further action for the site. We believe, however, that because the Tennessee Division is actively supervising an ongoing investigation of the Ardmore facility, it is unlikely that the EPA will intervene and take additional action. If the EPA should intervene, however, we could incur additional costs for any further investigation or remedial action required.

  Greenville, Mississippi

     Following our acquisition of the Greenville, Mississippi facility, a preliminary investigation disclosed certain volatile organic compounds in soil and groundwater at the site. We entered into a consent agreement with the Mississippi Department of Environmental Quality on July 15, 1997. We began remediation efforts in the third quarter of 1997 and expected these efforts to last approximately three years. We recently submitted a report of remediation activities and were granted approval by the Mississippi department to cease active remediation and begin post-closure monitoring. However, there can be no assurance that the department will allow us to permanently discontinue remediation efforts, and operations, maintenance and other expenses of the remediation system may continue for a longer period of time. Through October 3, 1998, applicable costs of testing and remediation required at the Greenville facility had been shared with the former owners of the facility pursuant to the terms of an escrow agreement established at the time the facility was acquired. Subsequent to October 3, 1998, we released the former owners of the facility from liability related to the remediation of the Greenville facility after receiving a $145,000 settlement payment. We estimate the remaining investigative and remedial costs could total $0.1 million under the remediation plan we adopted, but these costs could increase if additional remediation is required.

     We have applied for entry into the Mississippi Brownfield Program for industrial site redevelopment. We have delineated the Brownfield site, prepared and submitted a Brownfields Contingency Monitoring Plan, and are implementing passive remediation at the site. We anticipate long-term monitoring of the site to continue until the concentration of contaminants reach the Mississippi division's target goals.

  Altoona, Pennsylvania

     We have entered our Altoona, Pennsylvania facility into the State of Pennsylvania Department of Environmental Protection Act II Program. The Program addresses contamination issues related to closed hazardous waste lagoons and oil contamination of soil at this facility. The hazardous waste lagoons were closed in 1982. The program is a voluntary site remediation program, which allows us to direct the site evaluation and any eventual remediation. Preliminary costs are estimated at $0.2 million to complete the investigation phase of the program. Once the investigation phase is completed, a decision on remediation, if any, will be made. Insufficient information exists at this point to estimate any remediation costs or if remediation will be required. It is our position that the previous owner indemnified us for any liability in the matter. We are pursuing this indemnification with Millennium Chemicals, formerly National Distillers, and, therefore, no liability has been recorded as of December 31, 2001.

     In 1998, we entered into a consent agreement with the municipality with regard to its wastewater discharge limits. We anticipate that we will be able to resolve the violation of the wastewater discharge limits through the use of wastewater discharge credits from the municipality. However, if this method is unsuccessful, we may have to install equipment that is estimated to cost approximately $100,000.

LEGAL PROCEEDINGS

     Our facilities and operations are subject to extensive environmental laws and regulations, and we are currently involved in various proceedings relating to environmental matters as described above. We are not involved in any legal proceeding that we believe could have a material adverse effect upon our business, operating results or financial condition.

     In 2001, we became aware of three competition-related investigations involving the copper fittings industry and the copper tube industry. The European Commission initiated an investigation of producers of copper fittings and tubes in the European Union, contending that certain companies participated in mutual agreements and/or common procedures. In addition, the Commission of Competition for Canada issued a court order for the production of records to a number of producers and distributors of copper fittings. We have not been contacted in respect of, or otherwise received any information that would indicate that we are involved in, either of these investigations.

     In the United States, a Grand Jury in the Northern District of Indiana has undertaken an investigation into possible violations of U.S. antitrust laws in the copper fittings industry and the copper tube industry. In March 2001, we received a subpoena for documents in connection with this investigation. We recently completed production of documents we believe are responsive to this subpoena. We understand this to be an industry-wide investigation and that most U.S. manufacturers of copper fittings and most of our competition in the copper tube industry in the United States have also received subpoenas relating to this investigation.

     To our knowledge, no allegations or claims have been made against us and we are neither a target nor the subject of any investigation relating to these matters. With respect to any matters relating to the copper fittings industry, we do not participate in that industry. We believe that our operations, policies and practices are in compliance with the requirements of the U.S. antitrust laws and competition laws in other jurisdictions where we do business. However, we are unable to predict the scope or outcome of the investigations or the extent, if any, to which our business, financial condition or operations may be affected by these matters.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 2001, the Financial Accounting Standards Board issued SFAS No. 142, Goodwill and Other Intangible Assets. This statement addresses financial accounting and reporting for acquired goodwill and other intangible assets. SFAS No. 142 presumes that goodwill has an indefinite useful life and thus should not be amortized but rather tested at least annually for impairment using a lower of cost or fair value approach. Other intangible assets will still be amortized over their useful lives under SFAS No. 142.

     On January 1, 2002 we adopted SFAS No. 142. A transitional impairment test of all goodwill is required to be completed within six months of adopting SFAS No. 142. We have not yet determined the amount, if any, of our goodwill impairment under the specific guidance of SFAS No. 142. However, any impairment charge resulting from the transitional impairment test would be recognized as a cumulative effect of a change in accounting principal. We have $103.0 million of net deferred charges and intangible assets as of December 31, 2001, of which $99.8 million is goodwill. Our adoption of SFAS No. 142 is expected to increase our income from continuing operations by approximately $2.1 million net of tax in 2002 due to the elimination of amortization of goodwill.

     In August 2001, the Financial Accounting Standards Board issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets that supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and provides a single accounting model for long-lived assets to be disposed of. Although retaining many of the fundamental recognition and measurement provisions of SFAS No. 121, the new rules significantly change the criteria that would have to be met to classify an asset as held-for-sale. The new rules also supersede the provision of Accounting Principle Board, or APB, Opinion No. 30 with regard to reporting the effects of a disposal of a segment of a business and require expected future operating losses from discontinued operations to be displayed in discontinued operations in the periods in which the losses are incurred rather than as of the measurement date as presently required by APB No. 30. In addition, more dispositions will qualify for discontinued operation treatment in the income statement. We plan to adopt SFAS No. 144 in the first quarter of 2002. The provisions of this statement are not expected to have a significant impact on us.